EXHIBIT 99.1

News Release

FOR IMMEDIATE RELEASE

Exactech Q3 Revenue Up 13% to $24.3M; Net Income $1.8M or $0.16 EPS

Gainesville, FL, October 30, 2006 -- Exactech, Inc. (Nasdaq: EXAC) announced today that revenue for the third quarter of 2006 increased 13% to $24.3 million from $21.5 million in the third quarter of 2005. Diluted earnings per share for the quarter was $0.16 based on net income of $1.8 million, compared to diluted earnings per share of $0.15 on net income of $1.7 million for the third quarter of 2005.

For the first nine months of 2006, revenue was $76.3 million, an increase of 12% over revenue of $68.0 million in the first nine months of 2005. Net income for the first nine months increased 15% to $5.5 million, or $0.47 per diluted share, compared to $4.8 million, or $0.42 per diluted share, in the first three quarters of 2005.

Exactech Chairman and CEO Bill Petty said, "We saw a healthy increase in our third quarter sales across the board as our product portfolio has grown. Knee implants increased 9% to $12.0 million from $11.0 million in third quarter of 2005. The year-to-date knee implant sales also increased compared to the same period last year, from $37.8 million to $40.3 million, a 7% increase. Sales of hip implants increased by 22% to $4.5 million in the third quarter, compared to $3.7 million in the third quarter of 2005. This was largely due to gaining momentum with our Novation™ hip system. Hip sales year-to-date were $12.9 million, up 10% from $11.8 million in the comparable period in 2005. Revenue from Biologics of $3.4 million for the quarter represented an increase of 15% from $2.9 million in the same quarter of last year. For the quarter, sales of other products, which include the Equinoxe shoulder system and cement products, increased 12 % to $4.4 million from $3.9 million in the third quarter of last year."

Petty said, "U.S. sales were up 13% to $19.9 million from $17.5 million in the same quarter last year. International sales increased 11% to $4.4 million in the third quarter from $4.0 million in the third quarter of 2005. For the quarter, international sales represented 18% of total sales, compared to 19% in the third quarter of 2005."

Chief Financial Officer Jody Phillips said, "Gross margin percentage during the quarter decreased to 68% from 70% in the third quarter of 2005, primarily as a result of unfavorable overhead variances. Total operating expenses for the quarter were $13.0 million, an increase of 7% from $12.1 million. As a percent of sales, operating expenses were down from 56% in the third quarter of 2005 to 53% for the third quarter of 2006. General and Administrative expenses remained constant at $2.4 million for the third quarters of 2006 and 2005. Research and Development expenses in the third quarter also remained relatively constant at $1.4 million for both 2006 and 2005. Sales and Marketing expenses increased 10% to $7.1 million for the quarter from $6.4 million for the third quarter of 2005."

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Exactech, Inc.

Looking forward, the company said its target for diluted earnings per share in the fourth quarter ending December 31, 2006 is in the range of $0.17 to $0.18 based on anticipated revenues of $24.0 million to $26.6 million. The company's target range for 2006 revenue is $101 million to $103 million with diluted EPS of $0.64 to $0.65. The company said its initial forecast for 2007 is for revenue in the range of $112 million to $118 million and diluted EPS of $0.70 to $0.76. The foregoing statements regarding targets for the quarter and full year are forward-looking and actual results may differ materially. These are the company's targets, not predictions of actual performance.

The company has scheduled a conference call on Monday, Oct. 30 at 5 p.m. Eastern Time. To participate, call (877) 502-9272 any time after 4:50 p.m. Eastern Time on Oct. 30. International and local callers should dial (913) 981-5581.

A live webcast of the call will be available at http://viavid.net/dce.aspx?sid=0000368F. The webcast will be available for one month. Viewers will need Windows Media Player or Real Player to listen to the broadcast. To download Media Player, go to http://www.microsoft.com/windows/windowsmedia/download.

The financial statements are below.

About Exactech

Based in Gainesville, Fla., Exactech develops and markets orthopaedic implant devices, related surgical instruments and biologic materials and services to hospitals and physicians. The company manufactures many of its orthopaedic devices at its Gainesville facility. Exactech's orthopaedic products are used in the restoration of bones and joints that have deteriorated as a result of injury or diseases such as arthritis. Exactech markets its products in the United States and in more than 25 countries in Europe, Asia, Australia and Latin America. For more information, visit http://www.exac.com.

An investment profile on Exactech may be found at http://www.hawkassociates.com/exacprofile.aspx.

An online virtual investor relations kit containing Exactech press releases, SEC filings, current price quotes, stock charts and other useful information for investors can be found on the Hawk Associates website, http://www.hawkassociates.com. Investors may contact Chief Financial Officer Jody Phillips at (352) 377-1140 or Julie Marshall or Frank Hawkins, Hawk Associates Inc., at (305) 451-1888, e-mail: info@hawkassociates.com.

This release contains various forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 which represent the company's expectations or beliefs concerning future events of the company's financial performance. These forward-looking statements are further qualified by important factors that could cause actual results to differ materially from those in the forward-looking statements. These factors include the effect of competitive pricing, the company's dependence on the ability of third-party manufacturers to produce components on a basis which is cost-effective to the company, market acceptance of the company's products and the effects of government regulation. Results actually achieved may differ materially from expected results included in these statements.

EXACTECH, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)
(Unaudited)
	September 30,	December 31,
	2006	2005
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$771	$1,007
Trade receivables, net of allowances
of $519 and $458	19,102	17,360
Prepaid expenses and other assets, net	1,618	1,040
Inventories	51,907	53,134
Deferred tax assets	1,224	1,014
Total current assets	74,622	73,555

PROPERTY AND EQUIPMENT:
Land	1,015	1,015
Machinery and equipment	14,769	13,483
Surgical instruments	25,800	24,186
Furniture and fixtures	2,060	1,957
Facilities	10,477	8,884
Total property and equipment	54,121	49,525
Accumulated depreciation	(21,781)	(18,843)
Facilities expansion in progress	--	1,507
Net property and equipment	32,340	32,189

OTHER ASSETS:
Product licenses and designs, net	1,030	1,140
Deferred financing costs, net	258	283
Notes receivable - related party	2,905	2,053
Other investments	403	571
Advances and deposits	289	879
Patents and trademarks, net	4,036	4,169
Goodwill	352	352
Total other assets	9,273	9,447
TOTAL ASSETS	$116,235	$115,191

LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable	$6,277	$9,874
Income taxes payable	600	367
Current portion of long-term debt	1,570	1,109
Commissions payable	1,854	1,704
Royalties payable	685	625
Other liabilities	1,641	1,406
Total current liabilities	12,627	15,085

LONG-TERM LIABILITIES:
Deferred tax liabilities	3,718	3,757
Line of credit	13,910	17,328
Long-term debt, net of current portion	11,383	11,253
Other long-term liabilities	9	35
Total long-term liabilities	29,020	32,373
Total liabilities	41,647	47,458

SHAREHOLDERS' EQUITY:
Common stock	115	114
Additional paid-in capital	25,024	23,698
Accumulated other comprehensive loss	(9)	(35)
Retained earnings	49,458	43,956
Total shareholders' equity	74,588	67,733
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$116,235	$115,191

EXACTECH, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except per share amounts)
(Unaudited)

	Three Month Periods		Nine Month Periods
	Ended September 30,		Ended September 30,
	2006	2005	2006	2005

NET SALES	$24,286	$21,490	$76,262	$67,962

COST OF GOODS SOLD	7,816	6,463	25,071	21,891
Gross profit	16,470	15,027	51,191	46,071

OPERATING EXPENSES:
Sales and marketing	7,059	6,443	22,130	20,570
General and administrative	2,411	2,417	7,276	7,412
Research and development	1,423	1,389	4,627	4,381
Depreciation and amortization	1,378	1,203	4,210	3,572
Royalties	691	639	2,373	2,098
Total operating expenses	12,962	12,091	40,616	38,033
INCOME FROM OPERATIONS	3,508	2,936	10,575	8,038

OTHER INCOME (EXPENSE):
Interest income	81	33	176	78
Interest expense	(652)	(195)	(1,729)	(444)
Foreign currency exchange (loss) gain	(49)	51	(95)	27
Total other expenses	(620)	(111)	(1,648)	(339)
INCOME BEFORE INCOME TAXES	2,888	2,825	8,927	7,699

PROVISION FOR INCOME TAXES	991	1,021	3,258	2,695

INCOME BEFORE EQUITY IN NET LOSS
OF OTHER INVESTMENTS	1,897	1,804	5,669	5,004

EQUITY IN NET LOSS OF OTHER INVESTMENTS	(53)	(74)	(167)	(238)
NET INCOME	$1,844	$1,730	$5,502	$4,766

BASIC EARNINGS PER SHARE	$0.16	$0.15	$0.48	$0.42

DILUTED EARNINGS PER SHARE	$0.16	$0.15	$0.47	$0.42

SHARES - BASIC	11,487	11,333	11,423	11,227

SHARES - DILUTED	11,688	11,558	11,642	11,474